Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NORTH HAVEN PRIVATE INCOME FUND LLC,

COBALT MERGER SUB INC.,

SL INVESTMENT CORP.,

and

MS CAPITAL PARTNERS ADVISER INC.

Dated as of May 28, 2024

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(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A	–	Form of Termination Agreement

Exhibit B	–	Form of Stockholder Written Consent

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”), among North Haven Private Income Fund LLC, a Delaware limited liability company (“PIF”), Cobalt Merger Sub Inc., a Delaware corporation and wholly-owned direct Consolidated Subsidiary of PIF (“Merger Sub”), SL Investment Corp., a Delaware corporation (“SLIC”), and MS Capital Partners Adviser Inc., a Delaware corporation (“Adviser”).

RECITALS

A.            Each of PIF and SLIC has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and Adviser is the investment adviser of each of PIF and SLIC;

B.            Upon the terms and subject to the conditions set forth in this Agreement, PIF, SLIC and Merger Sub intend to merge Merger Sub with and into SLIC (the “First Merger”), with SLIC as the surviving company in the First Merger (sometimes referred to in such capacity as the “Surviving Company”);

C.            Immediately after the First Merger and the Terminations, the Surviving Company shall merge with and into PIF (the “Second Merger” and, together with the First Merger, the “Mergers”), with PIF as the surviving company in the Second Merger.

D.            The Board of Directors of SLIC (the “SLIC Board”), including all of the Independent Directors of SLIC, has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the other Transactions are advisable and in the best interests of SLIC and (y) the interests of SLIC’s existing stockholders will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement, the Transactions and any other SLIC Matters, (iii) directed that the SLIC Matters be submitted to SLIC’s stockholders for adoption and approval, and (iv) resolved to recommend that the stockholders of SLIC adopt and approve the SLIC Matters.

E.            The Board of Directors of PIF (the “PIF Board”), including all of the Independent Directors of PIF, has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the other Transactions are advisable and in the best interests of PIF and (y) the interests of PIF’s existing members will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Transactions and (ii) approved this Agreement, the Transactions, and the proposed consideration payable in the Mergers.

F.            The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the terms of the First Merger and the other Transactions are advisable and in the best interests of Merger Sub, (ii) approved this Agreement and the Transactions (including the First Merger), (iii) directed that this Agreement and the First Merger be submitted to PIF for adoption and approval, in PIF’s capacity as the sole stockholder of Merger Sub, and (iv) resolved to recommend the adoption and approval of this Agreement and the First Merger by PIF, in PIF’s capacity as the sole stockholder of Merger Sub.

G.            To give effect to the Merger, in connection and substantially concurrently with the execution of this Merger Agreement, certain shares of SLIC were sold pursuant to a stock purchase agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith and therewith, the “Stock Purchase Agreement”) entered into between PIF and the stockholder of SLIC listed on Section A-2 of the SLIC Disclosure Schedule (solely in its capacity as a stockholder of SLIC) pursuant to which PIF, subject to the terms and conditions set forth therein, acquired all right, title and interest in and to such stockholders’ shares of SLIC Common Stock (such shares, the “Purchased Shares”) for consideration per Purchased Share equal to the SLIC Per Share NAV (as defined in this Agreement), to be determined in accordance with this Agreement, plus any distributions payable in respect of the Purchased Shares.

H.            The parties hereto desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties hereto agree as follows:

Article I

THE MERGERS

1.1            The First Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the First Effective Time, Merger Sub shall merge with and into SLIC, and the separate corporate existence of Merger Sub shall cease. SLIC shall be the surviving company in the First Merger and shall continue its existence as a corporation under the Laws of the State of Delaware.

1.2            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission on the date that is five (5) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties hereto (the “Closing Date”).

1.3            First Effective Time. The First Merger shall become effective as set forth in the certificate of merger with respect to the First Merger (the “First Certificate of Merger”) that shall be filed with, and accepted for record by, the Secretary of State of the State of Delaware (the “DE SOS”) on the Closing Date. The term “First Effective Time” shall be the date and time when the First Merger becomes effective as set forth in the First Certificate of Merger.

1.4           Effects of the First Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in the DGCL.

1.5           Conversion of Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of PIF, SLIC or Merger Sub or the holder of any of the following securities:

(a)            each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company;

(b)            all shares of common stock, par value $0.001 per share, of SLIC (the “SLIC Common Stock”) issued and outstanding immediately prior to the First Effective Time that are owned by SLIC, PIF or any of their respective Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”);

(c)            each share of SLIC Common Stock issued and outstanding immediately prior to the First Effective Time, except for the Cancelled Shares and Appraisal Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, in cash, subject to the terms and conditions of this Agreement, without interest, the SLIC Per Share NAV (the “Merger Consideration”); and

(d)            all of the shares of SLIC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time, and each such share of SLIC Common Stock shall thereafter represent only the right to receive the Merger Consideration.

1.6           The Second Merger.

(a)            Subject to the terms and conditions of this Agreement, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “LLCA”), at the Second Effective Time, the Surviving Company shall merge with and into PIF, and the separate corporate existence of the Surviving Company shall cease. PIF shall be the surviving company in the Second Merger and shall continue its existence as a limited liability company under the Laws of the State of Delaware. The Second Merger shall become effective (the “Second Effective Time”) as set forth in the certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) that PIF shall file with the DE SOS, it being understood that PIF and the Surviving Company shall cause the Second Effective Time to occur immediately following the First Effective Time. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the DGCL and the LLCA.

(b)            At the Second Effective Time, by virtue of the Second Merger and without any action on the part of PIF or the Surviving Company or the holder of any of the following securities, (i) each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall cease to exist, and no consideration shall be exchanged therefor and (ii) each Class S common unit of limited liability company interest in PIF (“PIF Class S Unit”) issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as an identical common unit of limited liability company interest of PIF.

1.7           Organizational Documents.

(a)            At the First Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company as of the First Effective Time, and the bylaws of Merger Sub as in effect immediately prior to the First Effective Time shall be the bylaws of the Surviving Company as of the First Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such certificate of incorporation and bylaws, as applicable.

(b)            At the Second Effective Time, the certificate of formation of PIF as in effect immediately prior to the Second Effective Time shall be the certificate of formation of PIF, as the surviving company in the Second Merger, as of the Second Effective Time, and the limited liability company agreement of PIF as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of PIF, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such certificate and limited liability company agreement, as applicable.

1.8           Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company immediately after consummation of the First Merger and shall hold office until the next annual meeting of the Surviving Company and until their respective successors are duly elected and qualify, or until their earlier death, resignation or removal. The directors and officers of PIF immediately prior to the Second Effective Time shall be the directors and officers of PIF immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or until their earlier death, resignation or removal.

1.9           Termination of Certain Contractual Obligations. At the First Effective Time, the SLIC Advisory Agreement and the SLIC Administration Agreement shall be automatically terminated and of no further force and effect in accordance with the Termination Agreement attached hereto as Exhibit A (the “Terminations”).

1.10           Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, the shares (the “Appraisal Shares”) of SLIC Common Stock that are outstanding immediately prior to the First Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of SLIC Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 1.5, but instead, at the First Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the First Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 1.5, less any applicable Tax withholding, and shall no longer be Appraisal Shares. SLIC shall give prompt written notice to PIF of any demands received by SLIC for appraisal of any shares of SLIC Common Stock, any withdrawals of demands for appraisal of any shares of SLIC Common Stock and any other documents sent to SLIC pursuant to Section 262, and PIF shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. SLIC shall not, without the prior written consent of PIF (including the consent of a majority of the Independent Directors of PIF), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the First Effective Time, PIF shall not, except with the prior written consent of SLIC, require SLIC to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article II

MERGER CONSIDERATION

2.1            Paying Agent. Prior to the First Effective Time, PIF shall appoint PIF’s transfer agent or other bank or trust company to act as paying agent (the “Paying Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of PIF and SLIC. Promptly following the First Effective Time, PIF shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration in accordance with Section 2.2. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Consideration Fund.”

2.2            Delivery of Merger Consideration.

(a)            Each holder of record at the First Effective Time of shares of SLIC Common Stock (other than the Cancelled Shares and Appraisal Shares) that were converted into the right to receive the Merger Consideration pursuant to Section 1.5, shall, promptly after the First Effective Time, be entitled to receive the Merger Consideration. The Consideration Fund shall not be used for any other purpose other than the purposes provided for in the immediately preceding sentence.

(b)            No holder of record of Book-Entry Shares shall be required to deliver a certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Company or PIF shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the First Effective Time (but in no event later than two (2) Business Days after the First Effective Time to each such holder of record as of the First Effective Time), the Merger Consideration, less any applicable Tax withholding, per Book-Entry Share to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

2.3           No Further Ownership Rights. All Merger Consideration paid by PIF in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to SLIC Common Stock in respect of which such amounts were paid. From and after the First Effective Time, the stock transfer books of SLIC shall be closed, and there shall be no further transfers on the stock transfer books of SLIC of the shares of SLIC Common Stock that were issued and outstanding immediately prior to the First Effective Time.

2.4           Net Asset Value Calculation.

(a)            SLIC shall deliver to PIF a calculation of the net asset value of SLIC as of a date mutually agreed between PIF and SLIC, such date to be no earlier than forty-eight (48) hours (excluding Sundays and holidays) prior to the First Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by SLIC in preparing the calculation of the net asset value per share of SLIC Common Stock (with an accrual for any dividend declared by SLIC and not yet paid) (the “Closing SLIC Net Asset Value”); provided that SLIC shall update the calculation of the Closing SLIC Net Asset Value in the event that the Closing is subsequently delayed or there is more than a de minimis change to the Closing SLIC Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing SLIC Net Asset Value is determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the First Effective Time; provided further that the SLIC Board, including a majority of the Independent Directors of SLIC, shall be required to approve, and Adviser shall certify in writing to PIF, the calculation of the Closing SLIC Net Asset Value.

(b)            In connection with preparing the calculation provided pursuant to this Section 2.4(a), SLIC will use the portfolio valuation methods approved by the SLIC Board (including a majority of the Independent Directors of SLIC) for valuing the securities and other assets of SLIC under Rule 2a-5 promulgated under the Investment Company Act as of the date of this Agreement, except as expressly set forth above in Section 2.4(a) or otherwise agreed by the SLIC Board (including a majority of the Independent Directors of SLIC).

(c)            Adviser agrees to give PIF and its Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.4(a) and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by Adviser or its Affiliates.

2.5           Termination of Consideration Fund. Any portion of the Consideration Fund that remains undistributed to former stockholders of SLIC as of the twelve (12) month anniversary of the date of the First Effective Time may be paid to PIF, upon PIF’s written demand to the Paying Agent. In such event, any holder of shares of SLIC Common Stock who have not theretofore complied with any applicable requirements to receive Merger Consideration shall thereafter look only to PIF with respect to such Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of PIF, SLIC, the Surviving Company, Merger Sub, the Paying Agent or any other Person shall be liable to any former holder of shares of SLIC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.6           Withholding Rights. PIF or the Paying Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of SLIC Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

Article III

REPRESENTATIONS AND WARRANTIES OF SLIC

Except with respect to matters that have been Previously Disclosed, SLIC hereby represents and warrants to PIF and Merger Sub that:

3.1           Corporate Organization.

(a)            SLIC is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. SLIC has the requisite corporate power to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not have an SLIC Material Adverse Effect. SLIC has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b)            True, complete and correct copies of the certificate of incorporation of SLIC (including the certificate of designation for the Series A Preferred Stock) (the “SLIC Charter”) and the Bylaws of SCIC (the “SLIC Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by SLIC.

(c)            Each Consolidated Subsidiary of SLIC (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not have an SLIC Material Adverse Effect.

3.2           Capitalization.

(a)            The authorized capital stock of SLIC consists of (i) 100,000,000 shares of SLIC Common Stock, of which 27,281,428 were outstanding as of the close of business on May 24, 2024 (the “SLIC Capitalization Date”) and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of SLIC (“SLIC Preferred Stock”), of which 521 shares are designated as “12.0% Series A Cumulative Preferred Stock” (“Series A Preferred Stock”) were outstanding as of the close of business on the SLIC Capitalization Date. All of the issued and outstanding shares of SLIC capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to SLIC attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of SLIC may vote (“Voting Debt”) is issued or outstanding. As of the SLIC Capitalization Date, except pursuant to the SLIC Charter and the SLIC Subscription Agreements, SLIC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of SLIC capital stock, Voting Debt or any other equity securities of SLIC or any securities representing the right to purchase or otherwise receive any shares of SLIC capital stock, Voting Debt or other equity securities of SLIC. There are no obligations of SLIC or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of SLIC capital stock, Voting Debt or any equity security of SLIC or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of SLIC capital stock, Voting Debt or any other equity security of SLIC or its Consolidated Subsidiaries or (ii) pursuant to which SLIC or any of its Consolidated Subsidiaries is or could be required to register shares of SLIC’s capital stock or other securities under the Securities Act. All of the SLIC capital stock sold has been sold pursuant to private placements exempt from the registration requirements of the Securities Act and in material compliance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b)            All of the issued and outstanding shares of capital stock or other equity securities of each Consolidated Subsidiary of SLIC are owned by SLIC, directly or indirectly, free and clear of any Liens, and all of such shares or equity securities are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of SLIC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3           Authority; No Violation.

(a)            SLIC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the SLIC Board, including, after separate meetings and discussion, all of the Independent Directors of SLIC. The SLIC Board, including, after separate meetings and discussion, all of the Independent Directors of SLIC, has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the other Transactions are advisable and in the best interests of SLIC and (B) the interests of SLIC’s existing stockholders will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Transactions, (ii) approved the SLIC Matters, (iii) directed that the SLIC Matters be submitted to SLIC’s stockholders for adoption and approval by written consent or at a duly held meeting of such stockholders (the “SLIC Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of SLIC adopt and approve the SLIC Matters (such recommendation, the “SLIC Board Recommendation”). Except for receipt of (i) the affirmative vote of (x) the holders of a majority of all outstanding shares of SLIC Common Stock and (y) the holders of a majority of the outstanding shares of SLIC Preferred Stock, voting as a separate class, to approve the SLIC Matters at a duly held meeting of SLIC stockholders or (ii) the unanimous written consent of the holders of outstanding shares of SLIC Common Stock and SLIC Preferred Stock (the “SLIC Requisite Vote”), the Mergers and the other Transactions have been authorized by all necessary corporate action on the part of SLIC. This Agreement has been duly and validly executed and delivered by SLIC and (assuming due authorization, execution and delivery by PIF, Merger Sub, and Adviser) constitutes the valid and binding obligation of SLIC, enforceable against SLIC in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)            Neither the execution and delivery of this Agreement by SLIC, nor the consummation by SLIC of the Transactions, nor performance of this Agreement by SLIC, will (i) violate any provision of the SLIC Charter or the SLIC Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to SLIC or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of SLIC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SLIC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole. Section 3.3(b) of the SLIC Disclosure Schedule sets forth, to SLIC’s knowledge, any material consent fees payable to a third party in connection with the Mergers.

3.4           Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by SLIC of the Mergers and the other Transactions, except for (i) the filing with the SEC of a Proxy Statement, in definitive form, (ii) the filing of the First Certificate of Merger and Second Certificate of Merger with and the acceptance for the record of such certificates by the DE SOS in respect of the respective Mergers, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not have an SLIC Material Adverse Effect.

3.5           Reports.

(a)            SLIC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since January 1, 2021 (the “Applicable Date”) with the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “SLIC SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries taken as a whole. To SLIC’s knowledge, no SLIC SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To SLIC’s knowledge, all SLIC SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of SLIC is required to make any filing with the SEC.

(b)            Neither SLIC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to SLIC’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of PIF or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has SLIC or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of SLIC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)            SLIC has made available to PIF all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of SLIC (i) there are no unresolved comments from the SEC with respect to the SLIC SEC Reports or any SEC examination of SLIC and (ii) none of the SLIC SEC Reports is subject to any ongoing review by the SEC.

3.6           SLIC Financial Statements.

(a)            The consolidated financial statements, including the related consolidated schedules of investments, of SLIC and its Consolidated Subsidiaries included (or incorporated by reference) in the SLIC SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SLIC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to SLIC’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte & Touche LLP (the “Deloitte”), SLIC’s independent registered public accountant, has not resigned, threatened resignation or been dismissed as SLIC’s independent public accountant as a result of or in connection with any disagreements with SLIC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of SLIC as of December 31, 2023 included in the audited financial statements set forth in SLIC’s annual report on Form 10-K for the year ended December 31, 2023 (the “SLIC Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2023, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the SLIC SEC Reports and I liabilities that would not have an SLIC Material Adverse Effect, neither SLIC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the SLIC Balance Sheet in accordance with GAAP.

(c)            Neither SLIC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, SLIC and its Consolidated Subsidiaries in the SLIC SEC Reports.

(d)            Since the Applicable Date, (i) neither SLIC nor any of its Consolidated Subsidiaries nor, to the knowledge of SLIC, any director, officer, auditor, accountant or representative of SLIC or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SLIC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SLIC or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act), and (ii) no attorney representing SLIC or any of its Consolidated Subsidiaries, whether or not employed by SLIC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by SLIC or any of its directors, officers or agents to the SLIC Board or any committee thereof or to any director or officer of SLIC.

(e)            Neither SLIC nor any of its Consolidated Subsidiaries is a party to any off-balance sheet arrangement with respect to SLIC (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)            To SLIC’s knowledge, since the Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of SLIC and its Consolidated Subsidiaries included in the SLIC SEC Reports (including the related notes), has, for the period it has served as SLIC’s independent accounting firm, been (i) “independent” with respect to SLIC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)            The principal executive officer and principal financial officer of SLIC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and SLIC is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)           SLIC has in all material respects:

(i)            designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by SLIC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to SLIC’s management as appropriate to allow timely decisions regarding required disclosure and to allow SLIC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)            designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for asseIs is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences I (E) SLIC’s management, with the participation of SLIC’s principal executive and financial officers, has completed an assessment of the effectiveness of SLIC’s internal controls over financial reporting for the fiscal year ended December 31, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that SLIC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, using the framework specified in SLIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(iii)            (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the SLIC Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of SLIC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for SLIC’s auditors any material weaknesses in internal controls; and

(iv)            provided to PIF true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the SLIC Board that have been made in writing from the Applicable Date through the date of this Agreement, and will promptly provide to PIF true, complete and correct copies of any such disclosures that are made after the date of this Agreement.

(i)            The fair market value of SLIC’s investments as of December 31, 2023 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurement (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the SLIC Board.

(j)            To SLIC’s knowledge, there is no fraud or suspected fraud affecting SLIC involving management of SLIC or employees of Morgan Stanley who have significant roles in SLIC’s internal control over financial reporting, when such fraud could have a material effect on SLIC’s consolidated financial statements.

3.7           Broker’s Fees. Neither SLIC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to PIF.

3.8           Absence of Changes or Events. Since March 31, 2024, (a) except as set forth in Section 3.8 of the SLIC Disclosure Schedule, (b) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of SLIC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (c) there has not been any Effect that would have an SLIC Material Adverse Effect and (d) there has not been any material action that, if it had been taken after the date of this Agreement, would have required the consent of PIF under Section 6.1 or 6.2.

3.9           Compliance with Applicable Law; Permits.

(a)            Each of SLIC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act, the Exchange Act and ERISA, other than as would not have an SLIC Material Adverse Effect. SLIC has not received any written or, to SLIC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole. SLIC is, and was, fully qualified to sell shares of SLIC capital stock in each jurisdiction in which such shares were registered and sold, other than as would not have an SLIC Material Adverse Effect.

(b)            SLIC is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not have an SLIC Material Adverse Effect.

(c)            SLIC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) promulgated under the Investment Company Act. There have been no “Material Compliance Matters” for SLIC, as such term is defined in Rule 38a-1(e)(2) promulgated under the Investment Company Act, other than those that have been reported to the SLIC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole.

(d)            Each of SLIC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit SLIC and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole. SLIC has not received any written or, to SLIC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole.

(e)            No “affiliated person” (as defined under the Investment Company Act) of SLIC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of SLIC, threatened that would result in any such disqualification.

(f)            The minute books and other similar records of SLIC maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of SLIC, the SLIC Board and any committees of the SLIC Board.

3.10          SLIC Information. None of the information supplied or to be supplied by SLIC for inclusion or incorporation by reference in Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto, is first mailed to stockholders of SLIC or, if applicable, at the time of delivery of the Stockholder Written Consent to SLIC stockholders or at the time of the SLIC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by SLIC with respect to information supplied by PIF, Merger Sub or Adviser for inclusion or incorporation by reference in the Proxy Statement.

3.11         Taxes and Tax Returns.

(a)            SLIC and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of SLIC or any Consolidated Subsidiary has been examined by the Internal Revenue Service or any successor agency (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon SLIC or any of its Consolidated Subsidiaries for which SLIC does not have reserves that are adequate under GAAP. Neither SLIC nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SLIC and its Consolidated Subsidiaries). Neither SLIC nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by SLIC or any of its Consolidated Subsidiaries. Neither SLIC nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If SLIC or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b)            SLIC made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). SLIC has qualified as a RIC at all times since the beginning of its taxable year ended December 31, 2020 and expects to continue to so qualify through the First Effective Time. No challenge to SLIC’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of SLIC ending on or before the First Effective Time, SLIC has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by SLIC after the date of this Agreement has been timely paid).

(c)            Prior to the First Effective Time, SLIC shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the First Effective Time. Prior to the Determination Date, SLIC shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(d)            SLIC and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e)            SLIC has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(f)            Section 3.11(f) of the SLIC Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 3.11(f) of the SLIC Disclosure Schedule, SLIC is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(g)            No claim has been made in writing by a taxing authority in a jurisdiction where SLIC or any of its Consolidated Subsidiaries does not file Tax Returns that SLIC or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(h)            Neither SLIC nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(i)            Neither SLIC nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(j)            Neither SLIC nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than SLIC and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(k)            Neither SLIC nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is SLIC or any of its Consolidated Subsidiaries).

(l)            There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SLIC or any of its Consolidated Subsidiaries.

3.12         Litigation. There are no material Proceedings pending or, to SLIC’s knowledge, threatened against SLIC or any of its Consolidated Subsidiaries. There is no Order binding upon SLIC or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole.

3.13         Employee Matters. Neither SLIC nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of ERISA, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14         Certain Contracts.

(a)            SLIC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to PIF of, all Contracts (collectively, the “SLIC Material Contracts”) to which, as of the date of this Agreement, SLIC or any of its Consolidated Subsidiaries is a party, or by which SLIC or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of SLIC, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i)            any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to SLIC or its financial condition or results of operations;

(ii)            other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of SLIC to provide funding to its portfolio investments, any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of SLIC or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by SLIC or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii)            other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of SLIC to provide funding to its portfolio investments, any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within ninety (90) days or less, or any Contract that creates or would create a Lien on any asset of SLIC or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole);

(iv)            except with respect to investments set forth in the SLIC SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to SLIC and its Consolidated Subsidiaries, taken as a whole;

(v)            any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of SLIC and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that SLIC and its Consolidated Subsidiaries conducts or may conduct;

(vi)            any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the SLIC SEC Reports;

(vii)            any Contract that obligates SLIC or any of its Consolidated Subsidiaries to conduct any business that is material to SLIC and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate PIF, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third party on an exclusive basis; or

(viii)            any Contract with a Governmental Entity.

(b)            Each SLIC Material Contract is (x) valid and binding on SLIC or its applicable Consolidated Subsidiary and, to SLIC’s knowledge, each other party thereto, (y) enforceable against SLIC or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole. The SLIC Advisory Agreement has been approved by the SLIC Board and stockholders of SLIC in accordance with Section 15 of the Investment Company Act. Neither SLIC nor any of its Consolidated Subsidiaries nor, to SLIC’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any SLIC Material Contract other than as would not have an SLIC Material Adverse Effect. No SLIC Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to SLIC or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any SLIC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole.

3.15          Insurance Coverage. All material insurance policies maintained by or for the benefit of SLIC or any of its Consolidated Subsidiaries and that name SLIC or any of its Consolidated Subsidiaries as an insured (each, a “SLIC Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each SLIC Insurance Policy have been paid. Neither SLIC nor any of its Consolidated Subsidiaries has received written notice of cancellation of any SLIC Insurance Policy.

3.16          Intellectual Property. SLIC and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of SLIC and its Consolidated Subsidiaries taken as a whole (hereinafter, “SLIC Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not have an SLIC Material Adverse Effect. No claims are pending for which SLIC has received written notice or, to the knowledge of SLIC, threatened (i) that SLIC or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any SLIC Intellectual Property Right is invalid or unenforceable. To the knowledge of SLIC, no Person is infringing, misappropriating or using without authorization the rights of SLIC or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to SLIC and its Consolidated Subsidiaries, taken as a whole.

3.17          Environmental Matters. Except as would not have an SLIC Material Adverse Effect:

(a)            there are no Proceedings of any kind, pending or, to the knowledge of SLIC, threatened, against SLIC or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b)            there are no Orders by or with any Governmental Entity, imposing any liability or obligation on SLIC or any of its Consolidated Subsidiaries under or in respect of any Environmental Law;

(c)            there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by SLIC or any of its Consolidated Subsidiaries during the period of SLIC’s or its Consolidated Subsidiary’s ownership or lease; and

(d)            none of SLIC or any of its Consolidated Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by SLIC or any of its Consolidated Subsidiaries.

3.18         Real Property. Neither SLIC nor any of its Consolidated Subsidiaries owns or leases any real property.

3.19         Investment Assets. Each of SLIC and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of SLIC or its Consolidated Subsidiaries set forth in Section 3.19 of the SLIC Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by SLIC that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of SLIC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.20         State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.21         Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by SLIC that is used in connection with the computations made by SLIC pursuant to Section 2.4 will be determined in accordance with the valuation policies and procedures approved by the SLIC’s Board as of May 8, 2024 and set forth in SLIC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.4 for purposes of this Agreement, and the value of all assets owned by SLIC other than investment assets that are used in connection with the computations made by SLIC pursuant to Section 2.4 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the SLIC Board as of May 8, 2024. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the SLIC Board for purposes of such computations were or will be determined by the SLIC Board in good faith in accordance with the valuation methods set forth in SLIC’s valuation policies and procedures adopted by the SLIC Board as of May 8, 2024.

3.22         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Independent Directors of the SLIC Board and the SLIC Board have received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the Committee of the Independent Directors of the SLIC Board (the “Financial Advisor Opinion”), to the effect SLIC, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the SLIC Per Share NAV (as specified in such opinion) to be received by the holders of SLIC Common Stock in the First Merger and related purchase of the Purchased Shares, taken together, was fair, from a financial point of view, to the holders of SLIC Common Stock, collectively as a group.

Article IV

REPRESENTATIONS AND WARRANTIES OF PIF

Except with respect to matters that have been Previously Disclosed, PIF hereby represents and warrants to SLIC that:

4.1           Corporate Organization.

(a)            PIF is a limited liability company duly formed and validly existing and in good standing under the Laws of the State of Delaware and in good standing with the DE SOS and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. PIF has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not have a PIF Material Adverse Effect. Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not have a PIF Material Adverse Effect. PIF has duly elected to be regulated as a BDC and such election has not been revoked or withdrawn and is in full force and effect.

(b)            True, complete and correct copies of the Certificate of Formation of PIF (as amended as of the date hereof, the “PIF Certificate”) and the limited liability company agreement of PIF (the “PIF LLC Agreement”), as in effect as of the date of this Agreement, have previously been publicly filed by PIF. True, correct and complete copies of the certificate of incorporation and bylaws of Merger Sub, each as in effect as of the date hereof, have previously been provided to SLIC.

4.2           Authority; No Violation.

(a)            PIF has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the PIF Board, including, after separate meetings and discussion, all of the Independent Directors of PIF, and the board of directors of Merger Sub. The PIF Board, including, after separate meetings and discussion, all of the Independent Directors of PIF, has unanimously determined that (A) this Agreement and the terms of the Mergers and the other Transactions are advisable and in the best interests of PIF and (B) determined that the interests of PIF’s existing members will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Transactions. The Mergers and the other Transactions have been authorized by all necessary limited liability company action on the part of PIF. This Agreement has been duly and validly executed and delivered by PIF and Merger Sub and (assuming due authorization, execution and delivery by SLIC and Adviser) constitutes the valid and binding obligation of each of PIF and Merger Sub, enforceable against each of PIF and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)            Neither the execution and delivery of this Agreement by PIF or Merger Sub, nor the consummation by PIF or Merger Sub of the Transactions, nor performance of this Agreement by PIF or Merger Sub, will (i) violate any provision of the PIF Certificate, PIF LLC Agreement or the bylaws or certificate of incorporation of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.2(a) and Section 4.3 are duly obtained and/or made, (A) violate any Law or Order applicable to PIF or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of PIF or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which PIF or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole. Section 4.2(b) of the PIF Disclosure Schedule sets forth, to PIF’s knowledge, any material consent fees payable to a third party in connection with the Mergers.

4.3           Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by PIF or Merger Sub of the Mergers and the other Transactions, except for (i) the filing with the SEC by SLIC of the Proxy Statement, in definitive form, (ii) the filing of the First Certificate of Merger and Second Certificate of Merger with and the acceptance for the record of such certificates by the DE SOS in respect of the respective Mergers, (iii) any notices or filings under the HSR Act, (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not have a PIF Material Adverse Effect.

4.4           Reports.

(a)            PIF has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since the Applicable Date with the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “PIF SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries taken as a whole. To PIF’s knowledge, no PIF SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To PIF’s knowledge, all PIF SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of PIF is required to make any filing with the SEC.

(b)            Neither PIF nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to PIF’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of PIF or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has PIF or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of PIF, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)            PIF has made available to SLIC all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of PIF, (i) there are no unresolved comments from the SEC with respect to the PIF SEC Reports or any SEC examination of PIF and (ii) none of the PIF SEC Reports is subject to any ongoing review by the SEC.

4.5           PIF Financial Statements.

(a)            The consolidated financial statements, including the related consolidated schedules of investments, of PIF and its Consolidated Subsidiaries included (or incorporated by reference) in the PIF SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of PIF and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to PIF’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte has not resigned, threatened resignation or been dismissed as PIF’s independent public accountant as a result of or in connection with any disagreements with PIF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of PIF as of December 31, 2023 included in the audited financial statements set forth in SLIC’s annual report on Form 10-K for the year ended December 31, 2023 (the “PIF Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2023, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the PIF SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a PIF Material Adverse Effect, neither PIF nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the PIF Balance Sheet in accordance with GAAP.

(c)            Neither PIF nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of PIF and its Consolidated Subsidiaries in the PIF SEC Reports.

(d)            Since the Applicable Date, (i) neither PIF nor any of its Consolidated Subsidiaries nor, to the knowledge of PIF, any director, officer, auditor, accountant or representative of PIF or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PIF or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that PIF or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing PIF or any of its Consolidated Subsidiaries, whether or not employed by PIF or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by PIF or any of its officers, directors or agents to the PIF Board or any committee thereof or to any director or officer of PIF.

(e)            Neither PIF nor any of its Consolidated Subsidiaries is a party to any off-balance sheet arrangement with respect to PIF (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)            To PIF’s knowledge, since the Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of PIF and its Consolidated Subsidiaries included in the PIF SEC Reports (including the related notes), has, for the period it has served as PIF’s independent accounting firm, been (i) “independent” with respect to PIF and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)            The principal executive officer and principal financial officer of PIF have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and PIF is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)            PIF has in all material respects:

(i)            designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by PIF in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to PIF’s management as appropriate to allow timely decisions regarding required disclosure and to allow PIF’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)           designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) PIF’s management, with the participation of PIF’s principal executive and financial officers, has completed an assessment of the effectiveness of PIF’s internal controls over financial reporting for the fiscal year ended December 31, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that PIF maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, using the framework specified in PIF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(iii)            (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the PIF Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of PIF’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for PIF’s auditors any material weaknesses in internal controls; and

(iv)            provided to SLIC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the PIF Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to SLIC true, complete and correct copies of any such disclosures that are made after the date hereof.

(i)            The fair market value of PIF’s investments as of December 31, 2023 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurement (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the PIF Board.

(j)            To PIF’s knowledge, there is no fraud or suspected fraud affecting PIF involving management of PIF or employees of Morgan Stanley who have significant roles in PIF’s internal control over financial reporting, when such fraud could have a material effect on PIF’s consolidated financial statements.

4.6           Broker’s Fees. Neither PIF nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions.

4.7           Absence of Changes of Events. Since December 31, 2023, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of PIF and its Consolidated Subsidiaries has been conducted in the ordinary course of business and (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a PIF Material Adverse Effect.

4.8           Compliance with Applicable Law.

(a)            Each of PIF and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not have a PIF Material Adverse Effect. PIF has not received any written or, to PIF’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole. PIF is not subject to any “stop order” and is, and was, fully qualified to sell shares of PIF’s common stock in each jurisdiction in which such shares were registered and sold, other than as would not have a PIF Material Adverse Effect.

(b)            PIF is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not have a PIF Material Adverse Effect.

(c)            PIF has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for PIF, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the PIF Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole.

(d)            Each of PIF and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit PIF and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole. PIF has not received any written or, to PIF’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole.

(e)            No “affiliated person” (as defined under the Investment Company Act) of PIF has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of PIF, threatened that would result in any such disqualification.

(f)            The minute books and other similar records of PIF maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of PIF, the PIF Board and any committees of the PIF Board.

4.9          PIF Information. None of the information supplied or to be supplied by PIF for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of SLIC or, if applicable, at the time of delivery of the Stockholder Written Consent to SLIC stockholders or at the time of the SLIC Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by PIF with respect to information supplied by SLIC or Adviser for inclusion or incorporation by reference in the Proxy Statement.

4.10        Taxes and Tax Returns.

(a)            PIF and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of PIF or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon PIF or any of its Consolidated Subsidiaries for which PIF does not have reserves that are adequate under GAAP. Neither PIF nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PIF and its Consolidated Subsidiaries). Neither PIF nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by PIF or any of its Consolidated Subsidiaries. Neither PIF nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If PIF or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b)            PIF made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. PIF has qualified as a RIC at all times since the beginning of its taxable year ending December 31, 2022 and expects to continue to so qualify through the First Effective Time. No challenge to PIF’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of PIF ending before the First Effective Time, PIF has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code.

(c)            Merger Sub is a newly formed entity created for the purpose of undertaking the Merger. Prior to the First Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d)            PIF and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e)            PIF has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(f)            Section 4.10(f) of the PIF Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 4.10(f) of the PIF Disclosure Schedule, PIF is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(g)            No claim has been made in writing by a taxing authority in a jurisdiction where PIF or any of its Consolidated Subsidiaries does not file Tax Returns that PIF or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(h)            Neither the PIF nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(i)            Neither PIF nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(j)            Neither PIF nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than PIF and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(k)            Neither PIF nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is PIF or any of its Consolidated Subsidiaries).

(l)            There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PIF or any of its Consolidated Subsidiaries.

4.11         Employee Matters. Neither PIF nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.12         Litigation. There are no Proceedings pending or, to PIF’s knowledge, threatened against PIF or any of its Consolidated Subsidiaries, other than such Proceedings as would not have a PIF Material Adverse Effect. There are no Orders binding upon PIF or any of its Consolidated Subsidiaries, other than such Orders as would not have a PIF Material Adverse Effect.

4.13         Available Funds. PIF currently has, and at all times from and after the date of this Agreement and through the First Effective Time, PIF and Merger Sub will have available all of the funds necessary for the acquisition of all shares of SLIC capital stock pursuant to the First Merger, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 1.5 and Section 2.1 and to perform their respective obligations under this Agreement. PIF and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding PIF’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

4.14         Solvency. As of the Closing, PIF shall have taken all measures necessary, including, without limitation, the contribution of capital to Merger Sub, to ensure that, after giving effect to the transactions contemplated by this Agreement, including the payment of the Merger Consideration and the satisfaction of all liabilities of the Surviving Company, (a) the Surviving Company (or its successors and assigns) will be Solvent and (b) the Present Fair Saleable Value of the assets of the Surviving Company will exceed its debt, plus its total “capital,” as such term would be determined in accordance with Section 154 of the DGCL. For purposes of this Agreement, “Solvent” when used with respect to the Surviving Company (or its successors and assigns), means that, as of any date of determination (i) the amount of the Present Fair Saleable Value of their assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Surviving Company will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Surviving Company (or its successors and assigns) will be able to pay its debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by the Surviving Company and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent,” (A) “debt” means liability on a “claim” and (B) “claim” means (1) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

4.15           Merger Sub. PIF owns beneficially and of record all of the issued and outstanding equity of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities, acquired any assets, or conducted any operations other than in connection with such Transactions.

4.16           Stock Purchase Agreement. The Stock Purchase Agreement is (x) valid and binding on PIF and, to PIF’s knowledge, each other party thereto, (y) enforceable against PIF in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole. Neither PIF nor, to PIF’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, the Stock Purchase Agreement. No event has occurred with respect to PIF or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under the Stock Purchase Agreement other than as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole.

4.17         Certain Contracts.

(a)            PIF has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to SLIC of, all Contracts (collectively, the “PIF Material Contracts”) to which, as of the date of this Agreement, PIF or any of its Consolidated Subsidiaries is a party, or by which PIF or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of PIF, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i)            any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to PIF or its financial condition or results of operations;

(ii)            other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of PIF to provide funding to its portfolio investments, any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of PIF or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by PIF or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii)            other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of PIF to provide funding to its portfolio investments, any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within ninety (90) days or less, or any Contract that creates or would create a Lien on any asset of PIF or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole);

(iv)            except with respect to investments set forth in the PIF SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to PIF and its Consolidated Subsidiaries, taken as a whole;

(v)            any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of PIF and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that PIF and its Consolidated Subsidiaries conducts or may conduct;

(vi)            any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the PIF SEC Reports;

(vii)            any Contract that obligates PIF or any of its Consolidated Subsidiaries to conduct any business that is material to PIF and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate PIF, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third party on an exclusive basis; or

(viii)            any Contract with a Governmental Entity.

(b)            Each PIF Material Contract is (x) valid and binding on PIF or its applicable Consolidated Subsidiary and, to PIF’s knowledge, each other party thereto, (y) enforceable against PIF or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole. The PIF Advisory Agreement has been approved by the PIF Board and stockholders of PIF in accordance with Section 15 of the Investment Company Act. Neither PIF nor any of its Consolidated Subsidiaries nor, to PIF’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any PIF Material Contract other than as would not have a PIF Material Adverse Effect. No PIF Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to PIF or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any PIF Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole.

4.18          Insurance Coverage. All material insurance policies maintained by or for the benefit of PIF or any of its Consolidated Subsidiaries and that name PIF or any of its Consolidated Subsidiaries as an insured (each a “PIF Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each PIF Insurance Policy have been paid. Neither PIF nor any of its Consolidated Subsidiaries has received written notice of cancellation of any PIF Insurance Policy.

4.19          Intellectual Property. PIF and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of PIF and its Consolidated Subsidiaries taken as a whole (the “PIF Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not have a PIF Material Adverse Effect. No claims are pending for which PIF has received written notice or, to the knowledge of PIF, threatened (i) that PIF or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any PIF Intellectual Property Right is invalid or unenforceable. To the knowledge of PIF, no Person is infringing, misappropriating or using without authorization the rights of PIF or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to PIF and its Consolidated Subsidiaries, taken as a whole.

4.20          Environmental Matters. Except as would not have a PIF Material Adverse Effect:

(a)            there are no Proceedings of any kind, pending or, to the knowledge of PIF, threatened, against PIF or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b)            there are no Orders by or with any Governmental Entity, imposing any liability or obligation on PIF or any of its Consolidated Subsidiaries under or in respect of any Environmental Law;

(c)            there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by PIF or any of its Consolidated Subsidiaries during the period of PIF’s or its Consolidated Subsidiary’s ownership or lease; and

(d)            none of PIF or any of its Consolidated Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by PIF or any of its Consolidated Subsidiaries.

4.21         Real Property. Neither PIF nor any of its Consolidated Subsidiaries owns or leases any real property.

4.22         Investment Assets. Each of PIF and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of PIF or its Consolidated Subsidiaries set forth in Section 4.22 of the PIF Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by PIF that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of PIF’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

4.23         State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF ADVISER

Except with respect to matters set forth in the Adviser Disclosure Schedule, Adviser hereby represents and warrants to SLIC and PIF that:

5.1           Organization. Adviser is a corporation organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. Adviser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect.

5.2           Authority; No Violation.

(a)            Adviser has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managers of Adviser. This Agreement has been duly and validly executed and delivered by Adviser and (assuming due authorization, execution and delivery by SLIC, PIF and Merger Sub) constitutes the valid and binding obligation of Adviser, enforceable against Adviser in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)            Neither the execution and delivery of this Agreement by Adviser, nor the consummation of the Transactions, nor performance of this Agreement by Adviser, will (i) violate any provision of the certificate of incorporation or bylaws of Adviser or (ii) (A) violate any Law or Order applicable to Adviser or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of Adviser under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which Adviser is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect.

(c)            No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by Adviser, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect.

5.3            Compliance with Applicable Law; Permits.

(a)            Adviser is, and at all times required by the Investment Advisers Act when Adviser has been the investment adviser to PIF or SLIC has been, duly registered as an investment adviser under the Investment Advisers Act. Adviser is, and at all times required by applicable Law (other than the Investment Advisers Act) when Adviser has been the investment adviser to PIF or SLIC has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect.

(b)            Adviser is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws with regard to its management of each of SLIC and PIF, including, if and to the extent applicable, the Investment Advisers Act, Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect. Adviser has not received any written or, to Adviser’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws with regard to its management of each of SLIC and PIF, which non-compliance would, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or would have an SLIC Material Adverse Effect or a PIF Material Adverse Effect.

(c)            Adviser holds and is in compliance with all Permits required in order to permit Adviser to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect. Adviser has not received any written or, to Adviser’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or would have an SLIC Material Adverse Effect or a PIF Material Adverse Effect.

(d)            Adviser has implemented written policies and procedures as required by Rule 206(4)-7 promulgated under the Investment Advisers Act (complete and correct copies of which have been made available to SLIC and PIF) and, during the period prior to the date of this Agreement that Adviser has been the investment adviser to SLIC or PIF, Adviser has been in compliance with such policies and procedures with regard to its management of SLIC and PIF, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to SLIC and its Consolidated Subsidiaries, taken as a whole, or PIF and its Consolidated Subsidiaries, taken as a whole.

(e)            During the period prior to the date of this Agreement that it has been the investment adviser to PIF or SLIC, there has been no material adverse change in the operations, affairs or regulatory status of Adviser.

5.4           Litigation. There are no Proceedings pending or, to Adviser’s knowledge, threatened in writing against Adviser, other than such Proceedings as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect. There are no Orders binding upon Adviser other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have an SLIC Material Adverse Effect or a PIF Material Adverse Effect.

5.5           Valuation.

(a)            Except as set forth in Section 2.4 and may be mutually agreed by the parties hereto, the value of each investment asset owned by SLIC that is used in connection with the computations made by Adviser on behalf of SLIC pursuant to Section 2.4 will be determined in accordance with the valuation policies and procedures adopted by the SLIC Board under Rule 2a-5 promulgated under the Investment Company Act and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.4 for purposes of this Agreement, and the value of all assets owned by SLIC other than investment assets that are used in connection with the computations made by Adviser on behalf of SLIC pursuant to Section 2.4 will be determined in accordance with GAAP.

(b)            The Closing SLIC Net Asset Value presented by Adviser to the SLIC Board will reflect Adviser’s determination of the fair value of any portfolio securities of SLIC for which market quotations are not readily available.

5.6            Adviser Information. None of the information supplied or to be supplied by Adviser for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first mailed to stockholders of SLIC or, if applicable, at the time of delivery of the Stockholder Written Consent to SLIC stockholders or at the time of the SLIC Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Advisers with respect to information supplied by SLIC, PIF or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

5.7           Best Interests and No Dilution. Adviser believes that (i) participation in the Mergers is in the best interests of each of SLIC and PIF and (ii) the interests of existing stockholders of SLIC and members of PIF will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Mergers.

5.8           Financial Resources. Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Proxy Statement and under this Agreement.

5.9           SLIC and PIF Forbearances. The forbearances set forth in Section 6.2 are not expected to be overtly and materially onerous on the conduct of either of SLIC’s business and PIF’s business, respectively, in the ordinary course of business consistent with each of SLIC’s and PIF’s investment objectives and policies as publicly disclosed, respectively.

5.10         SLIC and PIF Representations and Warranties. To the knowledge of Adviser, as of the date of this Agreement, the representations and warranties made by SLIC in Article III and the representations and warranties made by PIF in Article IV are true and correct in all material respects.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1           Conduct of Businesses Prior to the First Effective Time. During the period from the date of this Agreement until the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (x) as may be required by Law, (y) as required or expressly permitted by this Agreement or (z) with the prior written consent of PIF (including the consent of a majority of the Independent Directors of PIF), which prior written consent shall not be unreasonably delayed, conditioned or withheld, SLIC shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with SLIC’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

6.2           Forbearances. During the period from the date of this Agreement until the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as required or expressly permitted by this Agreement, as Previously Disclosed or as set forth in Section 6.2 of the SLIC Disclosure Schedule, SLIC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of PIF (including the consent of a majority of the Independent Directors of PIF), which prior written consent shall not be unreasonably delayed, conditioned or withheld:

(a)            other than pursuant to capital calls with respect to the SLIC Subscription Agreements, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any SLIC Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities;

(b)            (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly and supplemental cash distributions consistent with past practices and SLIC’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by SLIC, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of SLIC to SLIC or another direct or indirect wholly owned Consolidated Subsidiary of SLIC or (D) a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

(c)            sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with SLIC’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of SLIC or any of its Consolidated Subsidiaries;

(d)            acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed;

(e)            amend the SLIC Charter or the SLIC Bylaws or any other governing documents or similar governing documents of any of SLIC’s Consolidated Subsidiaries;

(f)             implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;

(g)            hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan;

(h)            take any action or knowingly fail to take any action that would, or would reasonably be expected to materially delay or materially impede the ability of the parties to consummate the Transactions; provided, however, that the foregoing shall not preclude SLIC from declaring or paying any Tax Dividend on or before the Closing Date;

(i)             incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness;

(j)             make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies or investments in new portfolio companies, in each case, entered into in the ordinary course of business consistent with SLIC’s investment objectives and policies as publicly disclosed;

(k)            file or amend any material Tax Return other than in the ordinary course of business consistent with past practice and SLIC’s investment objectives and policies as publicly disclosed; make, change or revoke any material Tax election; or settle or compromise any material Tax liability or refund;

(l)             take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SLIC to fail to qualify or not be subject to taxation as a RIC;

(m)            enter into any new line of business (it being understood that this prohibition does not apply to any new or existing portfolio companies in which SLIC or any of its Consolidated Subsidiaries has made or will make a debt or equity investment that is in the ordinary course of business consistent with SLIC’s investment objectives and policies as publicly disclosed and is, would or should be reflected in SLIC’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

(n)            other than in the ordinary course of business consistent with SLIC’s investment objectives and policies as publicly disclosed, enter into any Contract that would otherwise constitute an SLIC Material Contract had it been entered into prior to the date of this Agreement;

(o)            other than in the ordinary course of business consistent with SLIC’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any SLIC Material Contract;

(p)            settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and SLIC’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of SLIC or any of its Consolidated Subsidiaries or, after the First Effective Time, PIF, the Surviving Company or any of their respective Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;

(q)            other than in the ordinary course of business consistent with SLIC’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt as in effect as of the date of this Agreement or other Permitted Indebtedness or (ii) cancel any material indebtedness;

(r)             except as otherwise expressly contemplated by this Agreement, merge or consolidate with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(s)            enter into any new SLIC Subscription Agreements; or

(t)             agree to take, make any commitment to take, or adopt any resolutions of the SLIC Board authorizing, any of the actions prohibited by this Section 6.2.

Article VII

ADDITIONAL AGREEMENTS

7.1           Further Assurances.

(a)            Subject to the right of SLIC to take any action that constitutes a SLIC Adverse Recommendation Change as expressly permitted pursuant to Section 7.5, the parties hereto shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

In furtherance (but not in limitation) of the foregoing, each of PIF and SLIC shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, PIF and SLIC shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to PIF or SLIC, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties hereto shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. PIF, on the one hand, and SLIC, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b)            Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either PIF and its Consolidated Subsidiaries, on the one hand, or SLIC and its Consolidated Subsidiaries, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions (including the Mergers), other than any consent fees set forth in Section 3.3(b) of the SLIC Disclosure Schedule and Section 4.2(b) of the PIF Disclosure Schedule.

7.2           Stockholder Approval.

(a)            Each of SLIC, PIF and Adviser shall cooperate with each other in the preparation of a preliminary and the definitive Proxy Statement, including all amendments or supplements to the preliminary Proxy Statement, as follows:

(i)            SLIC shall prepare and file with the SEC the preliminary Proxy Statement as promptly as reasonably practicable;

(ii)           SLIC shall promptly notify PIF and Adviser of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to PIF and Adviser, as promptly as reasonably practicable, copies of all written correspondence between SLIC or any Representative of SLIC and the SEC with respect to the preliminary or definitive Proxy Statement;

(iii)          if any comments are received from the SEC with respect to the preliminary Proxy Statement, SLIC shall respond as promptly as reasonably practicable to such comments;

(iv)          each of PIF and Adviser shall, as promptly as reasonably practicable, provide SLIC with such information available to it as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC;

(v)           as promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, which clearance will be deemed to occur if the SEC has not affirmatively notified SLIC prior to the tenth (10th) day after filing the preliminary Proxy Statement that the SEC will not be reviewing the Proxy Statement, and all information required to be contained in the Proxy Statement has been included therein, SLIC shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the SLIC Board of Directors in accordance with applicable Law;

(vi)          SLIC shall seek and use reasonable best efforts to obtain, in accordance with applicable Law and the SLIC Charter and the SLIC Bylaws, as promptly as practicable following the date on which the definitive Proxy Statement is effective, the unanimous written consent of the holders of record of SLIC’s issued and outstanding shares of SLIC Common Stock and SLIC Preferred Stock in the form attached hereto as Exhibit B (the “Stockholder Written Consent”) for purposes of (i) adopting and approving the SLIC Matters, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its adoption and approval of the SLIC Matters it is not entitled to appraisal rights with respect to its shares of SLIC Common Stock or SLIC Preferred Stock, as applicable, in connection with the First Merger and thereby waives any rights to receive payment of the fair value of its shares of capital stock under the DGCL. In furtherance of the foregoing, PIF shall duly execute and deliver to SLIC within two (2) Business Days of the date on which the definitive Proxy Statement is effective, the Stockholder Written Consent in respect of all shares of SLIC Common Stock then held by PIF, including the Purchased Shares. SLIC shall deliver evidence to PIF of the Stockholder Written Consent fully executed by all record holders as promptly as practicable following SLIC’s receipt thereof;

(vii)         in the event SLIC determines, in consultation with PIF, that the SLIC Requisite Vote by means of the Stockholder Written Consent cannot be obtained promptly following the date on which the definitive Proxy Statement is effective, SLIC shall take, in accordance with applicable Law and the SLIC Charter and the SLIC Bylaws, all actions necessary to convene a SLIC Stockholders Meeting, as promptly as practicable, to consider and vote upon a proposal or proposals to adopt and approve the SLIC Matters, including the First Merger, on the terms and conditions set forth in this Agreement, as well as any other such matters, with a record date for the SLIC Stockholders Meeting determined in prior consultation with and subject to the prior written approval of PIF (which prior written approval shall not be unreasonably delayed, conditioned or withheld); and

(viii)        unless the SLIC Board has withdrawn the SLIC Board Recommendation in compliance with Section 7.5, SLIC shall use reasonable best efforts to obtain from SLIC’s stockholders the SLIC Requisite Vote at such SLIC Stockholders Meeting (if any), including by providing to SLIC’s stockholders the SLIC Board Recommendation and including such recommendation in the Proxy Statement and by, at the request of PIF, postponing or adjourning the SLIC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that SLIC shall not postpone or adjourn the SLIC Stockholders Meeting for any other reason without the prior written consent of PIF (including the consent of a majority of the Independent Directors of PIF) (which prior written consent shall not be unreasonably delayed, conditioned or withheld).

(b)            Without limiting the generality of the foregoing but subject to SLIC’s right to terminate this Agreement pursuant to Section 9.1, SLIC’s obligations pursuant to this Section 7.2 (including its obligation to submit to its stockholders the SLIC Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to SLIC, its Representatives or its stockholders of any Takeover Proposal (including any SLIC Superior Proposal) or (ii) SLIC effecting a Takeover Approval or delivering a Notice of an SLIC Superior Proposal or (iii) an SLIC Adverse Recommendation Change.

(c)            Subject to applicable Law, each of PIF and SLIC shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3           Indemnification; Directors’ and Officers’ Insurance.

(a)            Following the First Effective Time, PIF shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of SLIC or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the First Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) PIF shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) PIF and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b)            Unless PIF and SLIC shall otherwise agree prior to the First Effective Time, PIF shall continue to maintain in effect for a minimum of six (6) years from and after the First Effective Time (the “Insurance Coverage Period”) SLIC’s directors’ and officers’ liability insurance policies in place as of the date of this Agreement with respect to matters existing or occurring at or prior to the First Effective Time with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, provided in such current directors’ and officers’ liability policies, or PIF shall purchase comparable insurance for the Insurance Coverage Period; provided, that in no event shall the annual cost of such insurance exceed during the Insurance Coverage Period 300% of the current aggregate annual premium paid by SLIC for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, PIF shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)            Any Indemnified Party wishing to claim indemnification under Section 7.3(a), upon learning of any Proceeding described above, shall promptly notify PIF in writing; provided, that the failure to so notify shall not affect the obligations of PIF under Section 7.3(a) unless PIF is materially prejudiced as a consequence.

(d)            If PIF or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers or otherwise disposes of all or substantially all of its assets to any other entity, then and in each such case, PIF shall cause proper provision to be made so that the successors and assigns of PIF shall assume the obligations set forth in this Section 7.3.

(e)            The provisions of this Section 7.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.4           No Solicitation.

(a)            SLIC shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to SLIC) of all confidential information previously furnished to any Person (other than PIF or its Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the First Effective Time, subject to Section 7.5, SLIC shall not, and shall cause its Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Mergers or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than PIF or its Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than PIF or its Affiliates) or with respect to any transaction (other than the Transactions) or (y) waive or release under any standstill or any similar agreement with respect to equity securities of SLIC, unless failure to grant such waiver or release would be reasonably likely to be a breach of the standard of conduct applicable to the directors of SLIC under applicable Law; provided, however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.4 and (B) shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to equity securities of SLIC in order to allow such third party to confidentially submit a Takeover Proposal.

(b)            SLIC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify PIF in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to PIF copies of any written materials received by SLIC or its Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. SLIC agrees that it shall keep PIF informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep PIF informed on a reasonably current basis of any information requested of or provided SLIC and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.5           SLIC Takeover Proposals.

(a)            If on or after the date of this Agreement and at any time prior to the time the SLIC Requisite Vote is obtained: (i) SLIC receives a bona fide unsolicited Takeover Proposal (under circumstances in which SLIC has complied in all material respects with the provisions of Sections 7.4(a) and (b)); (ii) the SLIC Board, including a majority of the Independent Directors of SLIC, shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of SLIC under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a SLIC Superior Proposal; and (iii) SLIC gives PIF written notice of its intention to engage in negotiations or discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and SLIC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal) then, subject to compliance with this Section 7.5(a), SLIC may:

(i)            engage in negotiations or discussions with such Person (and only such Person) who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by such Person who has made such Takeover Proposal if SLIC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides SLIC a copy of all such information that has not previously been delivered to SLIC simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii)           after fulfilling its obligations under Section 7.5(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the time the SLIC Requisite Vote is obtained, the SLIC Board, including a majority of the Independent Directors of SLIC, shall have determined, after consultation with its outside legal counsel, that continued recommendation of the SLIC Matters to SLIC’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the directors of SLIC under applicable Law as a result of a SLIC Superior Proposal, SLIC may (A) withdraw or qualify (or modify or amend in a manner adverse to PIF), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to PIF), the SLIC Board Recommendation, and (B) take any action or make any statement, filing or release, in connection with the SLIC Stockholders Meeting or otherwise, inconsistent with the SLIC Board Recommendation (any action described in clauses (A) and (B) referred to collectively with any Takeover Approval as a “SLIC Adverse Recommendation Change”).

(b)            Upon any determination that a Takeover Proposal constitutes a SLIC Superior Proposal, SLIC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to PIF a written notice (a “Notice of an SLIC Superior Proposal”) (i) advising PIF that the SLIC Board has received a SLIC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such SLIC Superior Proposal, including the amount per share or other consideration that the stockholders of SLIC will receive in connection with the SLIC Superior Proposal and including a copy of all written materials provided to or by SLIC in connection with such SLIC Superior Proposal (unless previously provided to PIF) and (iii) identifying the Person making such SLIC Superior Proposal. SLIC shall cooperate and negotiate in good faith with PIF (to the extent PIF desires to negotiate) during the five (5) calendar day period following PIF’s receipt of the Notice of a SLIC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such SLIC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable SLIC to determine that such SLIC Superior Proposal is no longer a SLIC Superior Proposal and proceed with an SLIC Board Recommendation without a SLIC Adverse Recommendation Change. If thereafter the SLIC Board, including a majority of the Independent Directors of SLIC, determines, in its reasonable good faith judgment, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement, that such SLIC Superior Proposal remains a SLIC Superior Proposal or the failure to make such SLIC Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the directors of SLIC under applicable Law, and SLIC has complied in all material respects with Section 7.5(a) above, SLIC may terminate this Agreement pursuant to Section 9.1(c)(ii) in order to cause SLIC to enter into an agreement related to such SLIC Superior Proposal.

(c)            Other than as permitted by Section 7.5(a), neither SLIC nor the SLIC Board shall make any SLIC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no SLIC Adverse Recommendation Change shall change the approval of the SLIC Matters or any other approval of the SLIC Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)            SLIC shall provide PIF with prompt written notice of any meeting of the SLIC Board at which the SLIC Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by PIF reasonably in advance of such meeting).

(e)            Other than in connection with an SLIC Takeover Proposal, nothing in this Agreement shall prohibit or restrict the SLIC Board from taking any action described in clause (A) of the definition of SLIC Adverse Recommendation Change in response to an Intervening Event (a “SLIC Intervening Event Recommendation Change”) if (A) prior to effecting any such SLIC Intervening Event Recommendation Change, SLIC promptly notifies PIF, in writing, at least five (5) Business Days (the “SLIC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a SLIC Adverse Recommendation Change or an SLIC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) SLIC shall, and shall cause its Representatives to, during the SLIC Intervening Event Notice Period, negotiate with PIF in good faith (to the extent PIF desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the SLIC Board to make an SLIC Intervening Event Recommendation Change, and (C) the SLIC Board, including a majority of the Independent Directors of SLIC, determines, after consulting with outside legal counsel and, with respect to financial matters, any financial advisor, that the failure to effect such a SLIC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by PIF during the SLIC Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the directors of SLIC under applicable Law.

(f)             Nothing contained in this Agreement shall be deemed to prohibit SLIC or the SLIC Board (including the Independent Directors of SLIC) from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to SLIC’s stockholders if, after consultation with its outside legal counsel, SLIC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act) shall be deemed to be a SLIC Adverse Recommendation Change unless the SLIC Board expressly publicly reaffirms the SLIC Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by PIF.

7.6           Access to Information.

(a)            Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of SLIC and PIF shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the First Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require SLIC or PIF, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either SLIC or PIF may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege or any similar privilege or protection under any circumstances in which such privilege or protection may be jeopardized by such disclosure or access.

(b)            No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.

7.7            Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of PIF and SLIC. Thereafter, so long as this Agreement is in effect, PIF and SLIC each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the other Transactions, except as may be required by applicable Law, or to the extent that such press release or other public announcement related to any SLIC Adverse Recommendation Change is made in accordance with Section 7.5 and, to the extent practicable, before such press release or other public announcement is issued or made, PIF or SLIC, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such press release or other public announcement; provided, that either PIF or SLIC may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.7.

7.8            Takeover Statutes and Provisions. Neither PIF nor SLIC will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of PIF and SLIC shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary, challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.9            RIC Status. During the period from the date of this Agreement to the First Effective Time, except as expressly contemplated or permitted by this Agreement, (i) SLIC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of PIF (including the consent of a majority of the Independent Directors of PIF) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SLIC to fail to qualify as a RIC.

7.10          Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by SLIC’s stockholders or PIF’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of SLIC and PIF (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.11          Section 16 Matters. Prior to the First Effective Time, each of the SLIC Board shall take all such steps as may be required to cause any dispositions of SLIC Common Stock (including derivative securities with respect to SLIC Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SLIC to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

7.12          Obligations of Merger Sub. Merger Sub shall promptly after the execution of this Agreement and in any event no later than 11:59 p.m., Eastern time, on the date of this Agreement, submit this Agreement to PIF, as Merger Sub’s sole stockholder, for the purpose of adopting and approving this Agreement and the Transactions, including the First Merger, by written consent (the “Merger Sub Approval”) , and Merger Sub shall obtain the Merger Sub Approval as promptly as reasonably practicable after the date of execution of this Agreement and in any event no later than 11:59 p.m., Eastern time, on the date of this Agreement.

7.13          Stock Purchase. Neither PIF nor SLIC shall amend or otherwise modify, or agree to any amendment or other modification to the Stock Purchase Agreement that would, or would reasonably be expected to, individually or in the aggregate with any other such amendment or other modification, adverse to the other party or prevent or materially delay the consummation of the Mergers or prevent or materially impair the ability of PIF or SLIC to consummate the Transactions, unless such amendment or other modification is specifically consented to in writing by such other party. Neither PIF nor SLIC shall terminate or assign the Stock Purchase Agreement or any of its rights or obligations thereunder, unless specifically consented to in writing by the other party. PIF shall not transfer the Purchased Shares or any right, title or interest with respect thereto, unless specifically consented to in writing by SLIC. PIF shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Stock Purchase Agreement on the terms and conditions described in the Stock Purchase Agreement, and shall keep SLIC informed on a timely basis as to the status of the purchase of the Purchased Shares thereunder. Without limitation of the foregoing, PIF shall give SLIC prompt written notice of any breach, default, repudiation, cancellation, amendment, restatement, replacement, supplement, termination, assignment, modification or waiver (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to the same) by PIF or the seller of the Purchased Shares to the Stock Purchase Agreement.

7.14          Redemption of Series A Preferred Stock. Prior to the Closing, SLIC shall take all required action to redeem all issued and outstanding shares of its Series A Preferred Stock in accordance with SLIC’s Certificate of Designation for such Series A Preferred Stock, effective as of immediately prior to the First Effective Time.

7.15          No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of SLIC in Article III, the representations and warranties of PIF in Article IV and the representations and warranties of Adviser in Article V, none of Adviser, SLIC, PIF or any of SLIC’s or PIF’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing has made or relied on any representation or warranty, express or implied. Except for the representations and warranties of SLIC in Article III, the representations and warranties of PIF in Article IV and the representations and warranties of Adviser in Article V, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of SLIC, PIF and Adviser are hereby expressly disclaimed by SLIC, PIF and Adviser, as applicable.

Article VIII

CONDITIONS PRECEDENT

8.1            Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the First Effective Time, of the following conditions:

(a)            Stockholder Approval. The SLIC Matters shall have been adopted and approved by the SLIC Requisite Vote.

(b)            No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(c)            Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act).

(d)            No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Mergers or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(e)            Net Asset Value Determination. The determination of the Closing SLIC Net Asset Value shall have been completed in accordance with Section 2.4.

(f)             Representations and Warranties of Adviser. The representations and warranties of Adviser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.1(f) shall be deemed to have been satisfied even if any such representations and warranties of Adviser are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Adviser to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have an SLIC Material Adverse Effect or a PIF Material Adverse Effect. SLIC and PIF shall have received a certificate signed on behalf of Adviser by an authorized officer of Adviser to the effect that the conditions set forth in this Section 8.1(f) have been satisfied.

8.2            Conditions to Obligations of PIF and Merger Sub to Effect the Mergers. The obligations of PIF and Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by SLIC, at or prior to the First Effective Time, of the following conditions:

(a)            Representations and Warranties of SLIC. (i) The representations and warranties of SLIC set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of SLIC set forth in Section 3.8(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of SLIC set forth in Sections 3.3(a), 3.3(b)(i), 3.7, and 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of SLIC set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of SLIC are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of SLIC to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have an SLIC Material Adverse Effect. PIF shall have received a certificate signed on behalf of SLIC by the Chief Executive Officer or the Chief Financial Officer of SLIC to the effect that the conditions set forth in this Section 8.2 have been satisfied.

(b)            Performance of Obligations of SLIC. SLIC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Effective Time. PIF shall have received a certificate signed on behalf of SLIC by the Chief Executive Officer or the Chief Financial Officer of SLIC to such effect.

(c)            Absence of SLIC Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, an SLIC Material Adverse Effect.

(d)            FIRPTA Certificate. SLIC shall have delivered within thirty (30) days prior to the Closing Date a duly executed certificate stating that SLIC is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code in accordance with Treasury Regulations promulgated under Sections 897 and 1445 of the Code.

8.3            Conditions to Obligations of SLIC to Effect the Mergers. The obligation of SLIC to effect the Mergers is also subject to the satisfaction or waiver by PIF, at or prior to the First Effective Time, of the following conditions:

(a)            Representations and Warranties of PIF. (i) the representations and warranties of PIF and Merger Sub set forth in Sections 4.2(a), 4.2(b)(i), 4.6 and 4.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) the representations and warranties of PIF and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of PIF and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of PIF and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a PIF Material Adverse Effect. SLIC shall have received a certificate signed on behalf of PIF by the Chief Executive Officer or the Chief Financial Officer of PIF and Merger Sub to the effect that the conditions set forth in this Section 8.3 have been satisfied.

(b)            Performance of Obligations of PIF and Merger Sub. Each of PIF and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Effective Time. SLIC shall have received a certificate signed on behalf of PIF and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of PIF to such effect.

(c)            Absence of PIF Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a PIF Material Adverse Effect.

8.4            Frustration of Closing Conditions. None of PIF, Merger Sub or SLIC may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Mergers and the Transactions.

Article IX

TERMINATION AND AMENDMENT

9.1            Termination. This Agreement may be terminated at any time prior to the First Effective Time, whether before or after the SLIC Requisite Vote has been obtained:

(a)            by mutual consent of PIF and SLIC in a written instrument authorized by each of the PIF Board, including a majority of the Independent Directors of PIF, and the SLIC Board, including a majority of the Independent Directors of SLIC;

(b)            by either PIF or SLIC, if:

(i)            any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Mergers) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law, permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii)            the Mergers shall not have been consummated on or before May 28, 2025, (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date; or

(iii)            if the SLIC Stockholder Meeting is held, the stockholders of SLIC shall have failed to approve the SLIC Matters by the SLIC Requisite Vote at a duly held meeting of SLIC’s stockholders or at any adjournment or postponement thereof at which the SLIC Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c)            by SLIC, if:

(i)            there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of PIF or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(f) in respect of SLIC or 8.3(a) or 8.3(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by SLIC to PIF (provided that SLIC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied);

(ii)            at any time prior to obtaining the SLIC Requisite Vote, (A) SLIC is not in material breach of any of the terms of this Agreement, (B) the SLIC Board, including a majority of the Independent Directors of SLIC, authorizes SLIC, subject to complying with the terms of this Agreement (including Section 7.5(b)), to enter into, and SLIC enters into, a definitive Contract with respect to a SLIC Superior Proposal and (C) the third party that made such SLIC Superior Proposal, prior to such termination, pays to PIF in immediately available funds any reimbursement required to be paid pursuant to Section 9.2(a); or

(iii)           a PIF Material Adverse Effect occurs.

(d)            by PIF, if:

(i)            there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of SLIC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(f) in respect of PIF or 8.2(a) or 8.2(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by PIF to SLIC (provided that PIF is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied);

(ii)            at any time prior to the time the SLIC Requisite Vote is obtained (A) a SLIC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) SLIC shall have failed to include in the Proxy Statement the SLIC Board Recommendation, (C) a Takeover Proposal is publicly announced and SLIC fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the SLIC Board Recommendation or (D) a tender or exchange offer relating to any shares of SLIC Common Stock shall have been commenced by a third party and SLIC shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the SLIC Board recommends rejection of such tender or exchange offer;

(iii)           SLIC breaches, in any material respect, its obligations under Section 7.4 or Section 7.5; or

(iv)           an SLIC Material Adverse Effect occurs.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2            Expense Reimbursement.

(a)            If this Agreement shall be terminated:

(i)            by SLIC pursuant to Section 9.1(c)(ii), then, prior to, and as a condition to such termination, SLIC shall cause the third party that made the applicable SLIC Superior Proposal (or its designee) to pay PIF, subject to applicable Law, the out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred by PIF in connection with the negotiation or execution of this Agreement and the evaluation or consummation of the Transactions contemplated hereby (the “PIF Expense Reimbursement”), as liquidated damages and full compensation hereunder, within three (3) Business Days following such termination by wire transfer of same day funds to one or more accounts designated by PIF; or

(ii)            (A) by (1) PIF or SLIC pursuant to (x) any provision of Section 9.1 at a time when the Agreement was terminable by PIF pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii), (y) Section 9.1(b)(ii) or (z) Section 9.1(b)(iii), or (2) PIF pursuant to Section 9.1(d)(i) (solely to the extent that SLIC has committed a willful or intentional breach), Section 9.1(d)(ii) or Section 9.1(d)(iii), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii) prior to the time of the time the SLIC Requisite Vote is obtained, and (C) SLIC enters into a definitive Contract with respect to such Takeover Proposal within twelve (12) months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, SLIC shall cause the third party that made such Takeover Proposal (or its designee) to pay PIF, subject to applicable Law, the PIF Expense Reimbursement as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The PIF Expense Reimbursement shall be paid by wire transfer of immediately available funds to an account designated in writing to SLIC by PIF if PIF shall have furnished to SLIC wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the PIF Expense Reimbursement becomes payable and is paid pursuant to this Section 9.2(a), the PIF Expense Reimbursement shall be PIF’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(b)            The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If SLIC fails to pay (or cause to be paid to) PIF any amounts due to PIF pursuant to this Section 9.2 within the time periods specified in this Section 9.2, SLIC shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by PIF in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3            Effect of Termination. In the event of termination of this Agreement by either SLIC or PIF as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of PIF, Merger Sub, SLIC, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.6(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4            Fees and Expenses. Subject to Section 9.2, except with respect to (i) (A) costs and expenses of printing and mailing of, to the extent applicable, the Proxy Statement and all filing and other fees paid to the SEC in connection with the Mergers and (B) fees and expenses for legal services and third-party valuation agents to SLIC, PIF and Merger Sub in connection with this Agreement and the Transactions, which, in each case, shall be borne equally by PIF and SLIC, and (ii) unless the parties shall otherwise agree, all fees and expenses incurred in connection with the Mergers, this Agreement and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated (including for the avoidance of doubt, PIF paying all filing fees in connection with any filing under the HSR Act).

9.5            Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, including with respect to each such party a majority of such party’s Independent Directors, at any time before or after the SLIC Requisite Vote has been obtained; provided, however, that after the SLIC Requisite Vote has been obtained, there may not be, without further approval of such stockholders or members, as applicable, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6            Extension; Waiver. At any time prior to the First Effective Time, each party, by action taken or authorized by the SLIC Board, including a majority of the Independent Directors of SLIC, or the PIF Board, including a majority of the Independent Directors of PIF, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

Article X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person); provided, however, for purposes of this Agreement, none of PIF or its Consolidated Subsidiaries shall be deemed to be Affiliates of SLIC or its Consolidated Subsidiaries prior to the First Effective Time. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Book-Entry Shares” means shares of SLIC Common Stock not represented by certificates and held in a record holder’s name on SLIC’s transfer books.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Code” means Internal Revenue Code of 1986, as amended.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

“Independent Director” means, with respect to PIF or SLIC, each director who is not an “interested person,” as defined in the Investment Company Act, of PIF or SLIC, as the case may be.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, SLIC and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, any member of the SLIC Board, as of or prior to the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by SLIC (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price of the SLIC Common Stock; (c) any failure, in and of itself, by SLIC to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (d) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto); and (e) general changes or developments in the industries in which SLIC and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries; provided, however, that (A) the exceptions in clauses (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event and (B) the exceptions in clauses (d) and (e) shall not apply to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on SLIC and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which SLIC conducts its businesses.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“knowledge” means (i) for SLIC, the actual knowledge of its executive officers and directors set forth in Section 10 of the SLIC Disclosure Schedule, (ii) for PIF, the actual knowledge of its executive officers and directors set forth in Section 10 of the PIF Disclosure Schedule and (iii) for Adviser, the actual knowledge of its executive officers and directors set forth in Section 10 of the Adviser Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of SLIC and its Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of SLIC.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“PIF Advisory Agreement” means the investment advisory agreement between PIF and Adviser in effect as of the date of this Agreement.

“PIF Material Adverse Effect” means, with respect to PIF, any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of PIF to timely perform its material obligations under this Agreement or the Stock Purchase Agreement or to consummate the Mergers and the other Transactions or the transactions contemplated by the Stock Purchase Agreement.

“Proxy Statement” means a proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Mergers and this Agreement to be mailed, if applicable, to the SLIC stockholders in connection with the Stockholder Written Consent and the SLIC Stockholders Meeting, if any.

“Previously Disclosed” means information (i) with respect to SLIC, (A) set forth by SLIC in the SLIC Disclosure Schedule or (B) previously disclosed since the Applicable Date in any SLIC SEC Report, and (ii) with respect to PIF, (A) set forth by PIF in the PIF Disclosure Schedule or (B) previously disclosed since the Applicable Date in any PIF SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any SLIC SEC Report or PIF SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency.

“Securities Act” means the Securities Act of 1933.

“SLIC Administration Agreement” means the administration agreement between SLIC and MS BDC Administrative Services LLC in effect as of the date of this Agreement.

“SLIC Advisory Agreement” means the investment advisory agreement between SLIC and Adviser in effect as of the date of this Agreement.

“SLIC Matters” means (i) the adoption of the Merger Agreement and approval of the Mergers pursuant to the Merger Agreement and (ii) any other matters required to be approved or adopted by the stockholders of SLIC in order to effect the Transactions.

“SLIC Material Adverse Effect” means, with respect to SLIC, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which SLIC and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on SLIC and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, as the case may be, or any decline in the price of shares of SLIC Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is an SLIC Material Adverse Effect unless such underlying causes are excluded from the definition of SLIC Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Mergers and the other Transactions.

“SLIC Per Share NAV” means the quotient of (i) the Closing SLIC Net Asset Value divided by (ii) the number of shares of SLIC Common Stock issued and outstanding as of the Determination Date.

“SLIC Subscription Agreements” means the subscription agreements entered into prior to the date of this Agreement by and between SLIC and investors providing for the private placement of SLIC Common Stock pursuant to capital commitments from investors, true and complete copies of which have been delivered or made available to PIF.

“SLIC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, SLIC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of SLIC or more than 75% of the assets of SLIC on a consolidated basis (a) on terms which the SLIC Board, including a majority of the Independent Directors of SLIC, determines in good faith to be superior for the stockholders of SLIC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to any alternative proposed by PIF in accordance with Section 7.5), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms, and (c) in respect of which any required financing has been determined in good faith by the SLIC Board (including a majority of the Independent Directors of SLIC) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than PIF or any of its Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving SLIC or any of SLIC’s Consolidated Subsidiaries or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of SLIC and SLIC’s Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, SLIC or in any of SLIC’s Consolidated Subsidiaries, in each case other than the transactions contemplated by the Stock Purchase Agreement, the Mergers and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to SLIC’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

 Page

Agreement	6
Applicable Date	15
Appraisal Shares	10
Bankruptcy and Equity Exception	15
BDC	6
Cancelled Shares	8
Certificate of Merger	7
Chosen Courts	77
Closing	7
Closing Date	7
Closing SLIC Net Asset Value	11
Consideration Fund	10
DE SOS	8
Deloitte	16
Determination Date	11
DGCL	7
Disclosure Schedule	78

DOJ	48
Employee Benefit Plans	23
Financial Advisor Opinion	27
First Effective Time	8
First Merger	6
FTC	48
GAAP	16
HSR Act	15
Indemnified Liabilities	50
Indemnified Parties	50
Indemnified Party	50
Insurance Coverage Period	51
Intellectual Property Rights	25
IRS	21
LLCA	8
Merger Consideration	8
Merger Sub	6
Merger Sub Approval	57
Mergers	6
Adviser	6
Adviser Disclosure Schedule	78
Notice of an SLIC Superior Proposal	54
Paying Agent	10
PIF	6
PIF Balance Sheet	30
PIF Board	6
PIF Certificate	27
PIF Class S Unit	9
PIF Disclosure Schedule	78
PIF Expense Reimbursement	63
PIF Insurance Policy	39
PIF Intellectual Property Rights	39
PIF LLC Agreement	27
PIF Material Contracts	37
PIF SEC Reports	29
Purchased Shares	7
Representatives	51
RIC	21
Rights	13
Sarbanes-Oxley Act	18
Second Certificate of Merger	8
Second Effective Time	8
Second Merger	6
Section 262	10

Series A Preferred Stock	13
SLIC	6
SLIC Adverse Recommendation Change	54
SLIC Balance Sheet	17
SLIC Board	6
SLIC Board Recommendation	14
SLIC Bylaws	13
SLIC Capitalization Date	13
SLIC Charter	13
SLIC Common Stock	8
SLIC Disclosure Schedule	78
SLIC Insurance Policy	25
SLIC Intellectual	25
SLIC Intervening Event Notice Period	55
SLIC Intervening Event Recommendation Change	55
SLIC Material Contracts	23
SLIC Recommendation	53
SLIC Requisite Vote	14
SLIC SEC Reports	15
SLIC Stockholders Meeting	14
Stock Purchase Agreement	7
Stockholder Written Consent	49
Surviving Company	6
Takeover Approval	53
Takeover Statutes	26
Termination Date	61
Terminations	10
Transaction Related Claim	76
Voting Debt	13

Article XI

GENERAL PROVISIONS

11.1            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time, except for and subject to Section 7.3 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the First Effective Time.

11.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, when sent (provided that no “error message” or other notification of non-delivery is generated), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, as shall be specified by like notice:

If to PIF or Merger Sub, to:

North Haven Private Income Fund LLC 1585 Broadway New York, New York 10036 Attention: Orit Mizrachi Email: Orit.Mizrachi@morganstanley.com with a copy, which will not constitute notice, to:

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110

Attention:   Thomas J. Friedmann, Esq.

Matthew J. Carter, Esq.

John E. Alessi, Esq.

Email:           thomas.friedmann@dechert.com

matthew.carter@dechert.com

john.alessi@dechert.com

If to SLIC, to:
SL Investment Corp.
1585 Broadway New York, New York 10036 Attention: Orit Mizrachi Email: Orit.Mizrachi@morganstanley.com with a copy, which will not constitute notice, to:

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110

Attention:   Thomas J. Friedmann, Esq.

Matthew J. Carter, Esq.

John E. Alessi, Esq.

Email:           thomas.friedmann@dechert.com

matthew.carter@dechert.com

john.alessi@dechert.com

If to Adviser, to:
MS Capital Partners Adviser Inc.
1585 Broadway New York, New York 10036 Attention: Orit Mizrachi Email: Orit.Mizrachi@morganstanley.com with a copy, which will not constitute notice, to:

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110

Attention:   Thomas J. Friedmann, Esq.

Matthew J. Carter, Esq.

John E. Alessi, Esq.

Email:           thomas.friedmann@dechert.com

matthew.carter@dechert.com

john.alessi@dechert.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3          Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The terms “cash,” “dollars” and “$” mean United States dollars. Each reference to any Law, statute, regulation or other governmental rule shall be to such Law, statute, regulation or other governmental rule, respectfully, as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. References to days mean calendar days unless otherwise specified. All exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4          Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic means), it being understood that each party need not sign the same counterpart.

11.5          Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6          Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or any document, certificate or instrument delivered in connection herewith, or the Transactions contemplated by this Agreement, including the negotiation, execution or performance of this Agreement (whether in contract, tort or otherwise) (each, a “Transaction Related Claim”), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would require the application of the substantive Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. Each party hereto agrees that it will bring any Proceeding in respect of any Transaction Related Claim exclusively in Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Court of Chancery declines to accept jurisdiction over such action or proceeding, any federal court within the State of Delaware or the Complex Commercial Litigation Division of the Superior Court of the State of Delaware located in New Castle County (the “Chosen Courts”), and, in connection with claims based upon, arising under or related to this Agreement or the Transactions, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.2. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7          Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.3, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9          Disclosure Schedule. Before entry into this Agreement, PIF, SLIC and Adviser each delivered to the other party a schedule (the “PIF Disclosure Schedule”, the “SLIC Disclosure Schedule” and the “Adviser Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV or Article V, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have an SLIC Material Adverse Effect or a PIF Material Adverse Effect, as applicable. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, PIF, Merger Sub, SLIC and Adviser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PIF:

NORTH HAVEN PRIVATE INVESTMENT FUND LLC

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Chief Operating Officer

MERGER SUB:

COBALT MERGER SUB INC.

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Secretary

SLIC:

SL INVESTMENT CORP.

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Chief Operating Officer

ADVISER:

MS Capital Partners Adviser Inc.

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Vice President

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